EXHIBIT 23.01

INDEPENDENT AUDITORS’ CONSENT

Board of Directors

quepasa corporation

We consent to the incorporation by reference in Registration Statements (No. 333-93637 and No. 333-88271) on Form S-8 of quepasa corporation of our report dated February 20, 2004, relating to the consolidated balance sheet as of December 31, 2003 and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for the two years ended December 31, 2003 and 2002, appearing in the Annual Report on Form 10-KSB of quepasa corporation for the year ended December 31, 2003.

Our report dated February 20, 2004 contains an explanatory paragraph that states that the Company has experienced circumstances, which raise substantial doubt about its ability to continue as a going concern. Management’s plans regarding those matters also are described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Ehrhardt Keefe Steiner &Hottman PC

Denver, Colorado

March 10, 2004